EXHIBIT 23.1


                         INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the use of our reports dated August 18, 1995, accompanying the consolidated financial statements of HealthWatch, Inc. as of June 30, 1995 and 1994, included in the Company's Annual Report on Form 10-KSB and to the incorporation by reference of the aforementioned financial statements in Registration No. 33-22729 for the Employee Stock Purchase Plan of 1987, Registration No. 33-36833 for the 1983 Incentive Stock Option Plan, Registration No. 33-36832 for the Stock Option Plan of 1989, Registration No. 33-75470 for the Stock Option Plan of 1993 and Registration No. 33-88032 for sales by certain Selling Shareholders.


SILVERMAN OLSON THORVILSON & KAUFMANN LTD.
CERTIFIED PUBLIC ACCOUNTANTS
Minneapolis, Minnesota



September 27, 1995